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                                                                     EXHIBIT 1.2

                     WESTERN AMERICAN SECURITIES CORPORATION
                           1901 N. Central Expressway
                                    Suite 400
                             Richardson, Texas 75080

                           SOLICITING DEALER AGREEMENT

                               _____________, 2001

                  Re:  REEF GLOBAL ENERGY VENTURES

Ladies and Gentlemen:

         We have entered into a Dealer Manager Agreement (the "Dealer Manager Agreement") with Reef Partners LLC, a Nevada limited liability company ("Reef Partners"), the proposed Managing General Partner of Reef Global Energy Ventures, a series of limited partnerships to be formed under the laws of Nevada (individually a "partnership" and sometimes collectively the "Partnership"), under which we have agreed to use our best efforts to place with qualified investors pre-formation partnership interests in the Partnership ("Units"). Reef Partners and the Partnership are offering up to $100,000,000 of Units consisting of 5,000 Units at a price of $20,000 per Unit with fractional Units available as described in the Partnership's Prospectus (the "Prospectus"), a copy of which has previously been furnished to you.

         In connection with the performance of our obligations under the Dealer Manager Agreement, we are authorized to engage you as a soliciting dealer for the offer and sale of Units, and to pay you all or a portion of our commissions and fees for Units sold by you, all as is more fully set forth herein. In further consideration of your participation in the offering and sale of the Units, and as an inducement to you to become a soliciting dealer, Reef Partners, by its execution of this Agreement, agrees to extend to you certain of the benefits provided to us in the Dealer Manager Agreement, and to indemnify you against certain civil liabilities under the Securities Act of 1933, as amended (the "Act"). Unless the context otherwise requires, all of the capitalized terms used herein shall have the meaning given to such terms in the Dealer Manager Agreement or in the Prospectus. You are hereby invited to become a soliciting dealer and, as such, to use your best efforts to procure purchasers of Units in accordance with the terms and provisions of this Agreement.

1.  REPRESENTATIONS AND WARRANTIES OF REEF PARTNERS.

         All of the representations and warranties contained in Section 2 of the Dealer Manager Agreement are incorporated herein by this reference and given to you by Reef Partners as though fully set forth herein.

2.  OFFERING AND SALE OF UNITS.

         (a) On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, we hereby appoint you as a soliciting dealer during the Offering Periods to offer to potential investors in the Partnership in accordance with the terms of the Prospectus up to 5,000 Units, and you agree to use your best efforts as soliciting dealer, promptly following the Effective Date, to offer and sell such number of Units to potential investors at the price and in accordance with the terms stated in the Prospectus.

         (b) All sales of Units will be conditioned upon acceptance by Reef Partners of the Subscription Documents of each subscriber for Units, consisting of the Subscription Agreement, duly executed by each such subscriber and accompanied by payment of the purchase price for the Units subscribed for by each such subscriber. Reef Partners shall have the right, in its sole discretion, to reject the Subscription of any potential purchaser of Units.

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         (c) The offering of Units by you will be made to potential investors solely in the states in which you are registered to sell and listed in Exhibit A to this Agreement.

         (d) The Units will be offered and sold by you only to persons who warrant or represent that they or their beneficiaries meet the financial suitability requirements as set forth in the Prospectus and such other conditions as may be required by the states in which the Units are offered or sold.

         (e) Subject to the terms and conditions herein set forth, we agree that we shall pay to you, in cash, commissions equal to 6% of the Partnership Subscriptions of subscribers whose Subscriptions were obtained by you in your capacity as soliciting dealer pursuant to this Agreement, such commissions to be paid within three (3) business days of the dates upon which commissions are paid to us pursuant to the Dealer Manager Agreement. Prior to the time a partnership has been formed and funded, the Managing General Partner may advance funds for payment of sales commissions and selling expenses for Units which have been accepted and cleared from its own funds.

         (f) Notwithstanding the provisions of Section 2(e) of this Agreement, you understand and agree that no commissions, fees or other compensation shall be payable to us or to you if Reef Partners has not received and accepted Subscriptions aggregating at least $1,000,000 for each partnership by the Termination Date for such partnership.

3.  SUBSCRIPTION PAYMENTS.

         (a) Payments received by us or you for Subscriptions shall be made payable to "Bank One as Escrow Agent for Reef Global Energy __, L.P."

         (b) You shall transfer all such funds to us by noon of the next business day after their receipt by you so that we may transfer them to the Escrow Agent by noon of the next business day after their receipt by us for deposit in escrow in accordance with the Prospectus. In the event that the Minimum Offering is not achieved on or before the Termination Date for a Partnership, all funds held in the Escrow Account shall, within 10 days after the Termination Date for such Partnership, be returned directly to the respective subscribers, together with a pro rata share of any interest earned thereon. In the event the Minimum Offering is achieved on or before the Termination Date, all funds held in the Escrow Account attributable to subscribers whose Subscriptions are rejected by Reef Partners, together with any interest earned thereon, shall, within 10 days after the filing of the Certificate, be returned to such subscribers.

4.  SUITABILITY.

         (a) As a soliciting dealer, you are aware of the suitability standards, as set forth in the Prospectus, that an offeree must meet and represent. As such, you will make reasonable inquiry to assure that there is compliance with such standards. You will maintain records demonstrating such compliance for at least six years from the date of sale of the Units.

         (b) In recommending the purchase of Units in the Partnership, you shall:

                  (1) Have reasonable grounds to believe, on the basis of information obtained from the offeree concerning his investment objectives, other investments, financial situation and needs, and any other information known by you or any associated person, that:

                       (i) the offeree is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits described in the Prospectus;

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                       (ii)  the offeree has a fair market net worth
                             sufficient to sustain the risks inherent in the program, including loss of investment and lack of liquidity;

                       (iii) the program is otherwise suitable for the
                             offeree; and

                  (2) Maintain in your file documents disclosing the basis upon which the determination of suitability was reached as to each offeree.

         (c) Notwithstanding the provisions of subsection (b) above, you shall not execute any transaction of Units of the Partnership in any discretionary account without prior written approval of the transaction by the offeree.

         (d) Prior to executing a purchase transaction of Units of the Partnership, you shall inform the offeree of all the pertinent facts relating to the liquidity and marketability of the Units during the term of the Partnership.

5.  DISCLOSURE.

         (a) Prior to participating in the offering, you shall have reasonable grounds to believe, based on information made available to you by Reef Partners through a prospectus or other materials, that all material facts are adequately and accurately disclosed and provide a basis for evaluating the program.

         (b) In determining the adequacy of disclosed facts pursuant to subsection (a) hereof, you shall obtain information on material facts relating at a minimum to the following, if relevant in view of the nature of program:

                  (1)      items of compensation;
                  (2)      physical properties;
                  (3)      tax aspects;
                  (4)      financial stability and experience of Reef Partners;
                  (5)      the program's conflicts and risk factors; and
                  (6)      appraisals and other pertinent reports.

         (c) For the purpose of subsections (a) or (b) hereof, you may rely upon the results of an inquiry conducted by another NASD member or members, provided that:

                  (1) the member or persons associated with a member has reasonable grounds to believe that such inquiry was conducted with due care;

                  (2) the results of the inquiry were provided to you with the consent of the member or members conducting or directing the inquiry; and

                  (3) no member that participated in the inquiry is a sponsor of the program or an affiliate of such sponsor.

6. COVENANTS AND UNDERTAKINGS OF THE SOLICITING DEALER.

         (a) You agree to comply with all of the covenants applicable to us in Section 6 of the Dealer Manager Agreement.

         (b) You expressly represent and undertake that you will fully comply with Sections 8, 24, 25 and 36 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

         (c) You agree to comply with all of the covenants applicable to us set forth in Section 7(a) of the Dealer Manager Agreement.

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7.  CLOSING CONDITIONS.

         Your obligation to deliver Subscription Documents to Reef Partners for acceptance by it is subject to the satisfaction on or before each Closing Date of the conditions set forth in Section 9 of the Dealer Manager Agreement. If any condition to your obligations hereunder shall not have been fulfilled when it is required by this Agreement to be fulfilled, you may waive any such condition which has not been fulfilled, extend the time for its fulfillment or terminate this Agreement. In the event that you elect to terminate this Agreement, all Subscription Documents, Subscription funds held, checks and other documents and instruments delivered to you for the purchase of the Units shall be returned to the subscribers together with their pro rata share of any interest earned on Subscription funds, accompanied by a notice from you of the cancellation and termination of the offering of the Units.

8.  INDEMNIFICATION.

         (a) Subject to the conditions set forth below, Reef Partners and Western American Securities Corporation agree to indemnify and hold harmless you, each of your officers, directors and employees and each person, if any, who controls you within the meaning of Section 15 of the Act, against any and all loss, liability, claim, damage and expense whatsoever (including but not limited to any and all expenses whatsoever reasonably incurred in investigating, preparing for, defending against or settling an litigation, commenced or threatened, or any claim whatsoever) arising out of or based upon:

                  (i) any alleged untrue statement of a material fact contained in the Prospectus as from time to time amended or supplemented or the omission or alleged omission therefrom a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, unless such statement or omission was made in reliance upon and in conformity with written information furnished to Reef Partners with respect to you, by you or on your behalf expressly for use in the Prospectus or any amendment or supplement thereof; and

                  (ii) the failure or alleged failure of Western American Securities Corporation or Reef Partners to comply with requirements of federal and state securities law.

         If any action is brought against you or any such officer, director, employee or controlling person in respect of which indemnity may be sought against Reef Partners pursuant to the foregoing paragraph, you or such officer, director, employee or controlling person shall promptly notify Reef Partners in writing of the institution of such action and Reef Partners shall assume the defense of such action, including the employment of counsel (reasonably satisfactory to you or such officer, director, employee or controlling person) and payment of expenses. You or any such officer, director, employee or controlling person shall have the right to employ personal counsel in any such case, but the fees and expenses of such counsel shall be at the expense of you or such officer, director, employee or controlling person unless the employment of such counsel shall have been authorized in writing on behalf of Reef Partners in connection with the defense of such action or Reef Partners shall not have employed such counsel to have charge of the defense of such action or such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from or additional to those available to Reef Partners (in which case Reef Partners shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events the reasonable fees and expenses of not more than one additional counsel for you and such officers, directors, employees and controlling person (which firm shall be designated in writing by you) shall be borne by Reef Partners. Anything in this paragraph to the contrary notwithstanding, Reef Partners shall not be liable for any settlement of any such claim or action effected without its written consent, which shall not be withheld unreasonably. The indemnity agreement contained in this Section 8(a) and the warranties and representations contained in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of you or any such

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officer, director, employee or controlling person, and shall survive any termination of this Agreement. You agree promptly to notify Reef Partners of the assertion of any claim or of the commencement of any litigation or proceedings against you or Reef Partners or the Partnership in connection with the issuance and sale of the Units or in connection with the Prospectus.

         (b) You agree to indemnify and hold harmless, Western American Securities Corporation, Reef Partners, the Partnership and each of the officers and directors of Reef Partners and each other person, if any, who controls Reef Partners or the Partnership within the meaning of Section 15 of the Act to the same extent as the foregoing indemnity from Reef Partners to you but only with respect to:

                  (i) the statements or omissions, if any, made in the Prospectus or any amendment or supplement thereof in reliance upon, and in conformity with, written information furnished with respect to you, by you or on your behalf expressly for use in such Prospectus or any amendment or supplement thereof; and

                  (ii) the failure or alleged failure of you to comply with the requirements of federal or state securities law. In case any action shall be commenced based on such Prospectus or amendment or supplement thereof and in respect of which indemnity may be sought against you, you shall have the rights and duties given to Reef Partners and each other person so indemnified shall have the rights and duties given to you by the provisions of the second paragraph of Section 8(a) above. The indemnity agreements contained in this Section 8(b) shall remain in full force and effect regardless of any investigation made by or on behalf of any person indemnified herein, and shall survive any termination of this Agreement.
                        Reef Partners agrees promptly to notify you of the assertion of any claim, or of the commencement of any litigation or proceeding against Reef
                        Partners or the Partnership or any officer or director of Reef Partners or any person who controls the Partnership within the meaning of Section 15 of the Act, in connection with the issuance and sale of the Units or in connection with the Prospectus.

9.   REPRESENTATIONS AND AGREEMENT TO SURVIVE.

         Except as the context otherwise requires, all representations, warranties and agreements contained in this Agreement shall remain operative and in full force and effect and shall survive the Closing Dates.

10. EFFECTIVE DATE, TERM AND TERMINATION OF THIS AGREEMENT.

         (a) This Agreement shall become effective on the Effective Date. We, you or Reef Partners may elect to prevent this Agreement from becoming effective without liability of any party to any other party, except as provided in subsection (c) of this Section 10, by giving notice of such election to the other parties hereto before the time this Agreement otherwise would become effective.

         (b) You shall have the right to terminate this Agreement at any time during each Offering Period if any representation or warranties hereunder shall be found to have been incorrect or misleading or Reef Partners shall fail, refuse or be unable to perform any of its agreements hereunder or to fulfill any condition of your obligations hereunder of if the Prospectus shall have been amended or supplemented despite your objection to such amendment or supplement; or

                  (i) if all trading on the New York Stock Exchange or the American Stock Exchange (in this Section collectively called "Exchange") shall have been suspended, or minimum or maximum prices for trading generally shall have been required on the Exchange by Exchange or by order of the Securities and Exchange Commission or any other governmental authority having jurisdiction; or

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                  (ii)  if the United States shall have become involved in a war or major hostilities; or

                  (iii) if a banking moratorium has been declared by a state or federal authority; or

                  (iv) if Reef Partners or its properties shall have sustained a material or substantial loss by fire, flood, accident, earthquake or other calamity or malicious act which, whether or not said loss shall have been insured, will in your opinion make it inadvisable to proceed with the offering and sale of the Units; or if there shall have been such change in the condition or prospects of the Partnership or Reef Partners or in the levels of the prime interest rate or long-term mortgage rate or in the condition of securities markets generally as in your judgment would make it inadvisable to proceed with the offering and sale of the Units.

         (c) If for any reason this Agreement shall not become effective or the offering hereunder is terminated, Reef Partners shall not have any liability to you except for such liabilities, if any, as may exist or thereafter arise under Section 8 hereof.

11.  NOTICES.

         (a) All communications hereunder, except as herein otherwise specifically provided, shall be in writing and if sent to you shall be mailed, delivered or telegraphed and confirmed to you at the address on the signature page of this agreement; if sent to us or Reef Partners and/or the Partnership shall be mailed, delivered, telegraphed and confirmed to us or Reef Partners and/or the Partnership at 1901 N. Central Expressway, Suite 400, Richardson, Texas 75080.

         (b) Notice shall be deemed to be given by you to us or Reef Partners or the Partnership or by us, Reef Partners or the Partnership to you as of the third business day after the same is mailed or telegraphed as provided in
Section 10 (a) above.

 12.    PARTIES.

         This Agreement shall inure solely to the benefit of and shall be binding upon you, us and, to the extent provided herein, Reef Partners and the respective successors and assigns of such parties. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person or corporation, other than the parties hereto and their respective successors and assigns and the controlling persons, officers, directors and employees, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective successors and assigns and said controlling persons and said officers, and directors and employees, and for the benefit of no other person or corporation. No purchaser of any of the Units from you or us shall be construed a successor or assign by reason merely of such purchase.

13.    CONSTRUCTION.

         This Agreement shall be construed in accordance with the laws of the State of Texas.

         If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between us.

                                Very truly yours,

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                                       WESTERN AMERICAN SECURITIES CORPORATION

                                       By:____________________________________
                                             Name:____________________________
                                             Title:___________________________

                                       Address:   1901 N. Central Expressway
                                                  Suite 400
                                                  Richardson, Texas  75080

ACCEPTED AS OF THE DATE
FIRST ABOVE WRITTEN.

_________________________________
[Name of Soliciting Dealer]

By:___________________________________
         Name:________________________
         Title:_______________________

Address:______________________________
        ______________________________
        ______________________________



         Reef Partners hereby agrees to be bound by the terms and provisions contained in this Agreement which are applicable to it including the indemnification provisions of Section 8.

                                       REEF PARTNERS LLC

                                       By:____________________________________
                                             Name:____________________________
                                             Title:___________________________

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